EXHIBIT 10.1
MARKETING AGREEMENT

THIS MARKETING AGREEMENT(the “Agreement”)is made and entered into by and between Diamond Resorts Centralized Services Company (“Diamond”) and Quorum Federal Credit Union (“Quorum”).

RECITALS:

A.
Diamond has an affiliated company that is the developer of various timeshare resorts (the “Resorts”) and another affiliated company that provides financing to new and existing customers purchasing vacation ownership interests.

B.	Quorum is a credit union which provides financing and financial products, including savings accounts, investment products and consumer loans.

C.
The parties desire to enter into this Agreement to specify terms under which Quorum agrees to provide Diamond financing for its timeshare loan portfolio in exchange for Diamond providing Quorum with the right to market financial products as a benefit to owners of vacation ownership interests in the Resorts, members of THE Club® and employees of various Diamond entities (collectively, “Diamond Owners, Members and Employees”).

D.	Additionally, Quorum agrees to consider providing Diamond and its affiliates with marketing opportunities to Quorum’s members (“Quorum Members”).

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS:

1)	Recitals. The above recitals are true and correct and are incorporated herein by reference.

2)	Quorum Product Offering

a)	Quorum will offer to Diamond Owners, Members and Employees eligible for Quorum membership financial products (the “Quorum Products”), including, but not exclusive to:

i)	High yield savings accounts and / or term investment accounts; and

ii)	Consumer loans, e.g. mortgages, auto loans, student loans, credit cards, etc.

b)	Quorum will continually strive to offer Quorum Products at interest rates equal to or better than other available national rates to Diamond Owners, Members and Employee for such type of products.

3)	Marketing Channels for Quorum Product
To the extent allowed by law

a)
Diamond will market the Quorum Products to Diamond Owners, Members and Employees through the diamondresorts.com, as well as through co-branded print media and electronic newsletters and e-blasts on a minimum frequency described in Exhibit A attached hereto and made a part hereof by this reference.

b)
The materials for direct marketing campaigns will be developed jointly by the parties and direct mail will be handled and distributed in a manner such that Diamond retains control of the distribution list but through a mail house selected by Quorum.

c)	Diamond and Quorum will co-develop collateral for joint marketing efforts.

d)	Quorum will incur the costs of marketing for all of the design and production of non-electronic marketing campaign materials exclusively promoting Quorum.

e)
Quorum will provide Diamond with a co-branded web portal on or about April 30, 2010, to integrate into Diamond’s websites to provide Diamond Owners and Members with access to research and to apply for Quorum Products.

f)	All collateral material referring to Quorum or Quorum Products must be approved by Quorum in advance of any and all use or distribution thereof.

g)
Diamond will provide any available tracking reports to Quorum on a schedule and containing information as reasonably required by Quorum. The tracking reports shall indicate the campaign and penetration results for each marketing promotion.

h)
Quorum will provide Diamond with support materials on Quorum Products to distribute to and use in answering questions of Diamond Owners, Members and Employees. A toll free telephone support number will be available to service Diamond Owners, Members and Employees.

i)	All collateral material referring to Diamond or Diamond products must be approved in writing by Diamond’s Creative Services and Legal Departments in advance of any and all use or distribution thereof.

j)
Quorum understands that the programs promoting Quorum Products will be a non-exclusive arrangement and Diamond and its affiliates may promote third-party products and services competitive with Quorum’s products and services.

4)	Financing of Diamond’s Timeshare Loan Portfolio

a)
Quorum agrees to initially make available no less than $40 million to fund purchases of timeshare loans from Diamond pursuant to the terms of a separate loan sale & servicing agreement between Diamond (or an affiliate) and Quorum dated April 30, 2010 (the “Loan Sale and Servicing Agreement”).

b)
Additionally, upon raising deposits from Diamond Owners, Members and Employees, Quorum agrees to make available for timeshare loan purchases an aggregate amount (inclusive of amounts specified in 4(a)) equal to the lesser of (a) 30% of deposits aggregated from Diamond Owners and Members or (ii) 10% of Quorum’s assets; provided, however, that Quorum will be subject to applicable laws, regulations and guidelines or directives of the National Credit Union Administration, as may be modified from time to time. All timeshare loans will be purchased pursuant to the terms of the Loan Sale and Servicing Agreement.

5)
Promoting Diamond Products: Quorum agrees to make all reasonable efforts to develop mutually agreeable programs promoting Diamond’s products ("Programs Promoting Diamond Products") to Quorum Members and to pursue approval of Programs Promoting Diamond Products by Quorum's board and, to the extent required, by applicable regulatory agencies. Furthermore, Quorum will not allow any other vacation ownership company to market any products to Quorum Members unless it has similarly allowed Diamond to market Programs Promoting Diamond Products to Quorum Members. Diamond understands that the Programs Promoting Diamond Products will be non-exclusive arrangements and Quorum may promote third-party products and services competitive with Diamond’s products and services.

6)	License to Use Diamond Marks.

Quorum acknowledges that Diamond is the owner of, or has exclusive rights in, the “THE Club” service mark and the Diamond Resorts International® mark and such other logos, service marks or trademarks (collectively “Diamond Marks”) which Diamond may utilize from time to time in its operation of THE Club® and management of the HOAs. Diamond hereby grants a limited, royalty-free, worldwide, revocable license to Quorum to use the

Diamond Marks in connection with any written materials or signs produced by Quorum in the promotion of diamond or THE Club® by Quorum to Quorum Members. As such, Quorum agrees to comply with all reasonable requests of Diamond with respect to the form, style, appearance or location of the Diamond Marks in any advertising and promotional materials. Any such materials must first be submitted by Quorum for review and approval by Diamond’s Creative Services and Legal Departments prior to use, which approval shall not be unreasonably withheld. Diamond must respond to any submission for review and approval of advertising or promotional materials within ten (10) business days from the date of submission. The parties recognize and agree that all such uses shall inure to the exclusive benefit of Diamond. Upon termination or expiration of this Agreement, Quorum shall discontinue the use of the Diamond Marks in its advertising or promotional materials, except that Quorum may continue to use any of its advertising or promotional materials that are in “hard copy” format, i.e. printed materials and/or materials in compact disc or DVD format until its stock of such materials has been depleted. Additionally, Diamond shall also provide digital photographs of some or all of the Diamond Resorts to Quorum in such format as reasonably requested (“Diamond Photos”). By providing the Diamond Photos to Quorum, Diamond represents that it is the owner of the Diamond Photos on a worldwide basis and has the right to license the Diamond Photos to Quorum. The terms and provisions of the limited license granted above for the Diamond Marks shall also apply to the Diamond Photos made available by Diamond to Quorum hereunder.

7)	License to Use Quorum Marks.

Diamond acknowledges that Quorum is the owner of, or has exclusive rights in, the Quorum service mark and such other logos, service marks or trademarks (collectively “Quorum Marks”) which may utilize from time to time in its operation of Quorum. Quorum hereby grants a limited, royalty-free, worldwide, revocable license to Diamond to use the Quorum Marks in connection with any written materials or signs produced by Diamond in the promotion of the Quorum Inventory by Diamond to Quorum Members. As such, Diamond agrees to comply with all reasonable requests of Quorum with respect to the form, style, appearance or location of the Quorum Marks in any advertising and promotional materials. Any such materials must first be submitted by Diamond for review and approval by Quorum, which approval shall not be unreasonably withheld. Quorum must respond to any submission for review and approval of advertising or promotional materials within ten (10) business days from the date of submission. The parties recognize and agree that all such uses shall inure to the exclusive benefit of Quorum. Upon termination or expiration of this Agreement, Diamond shall discontinue the use of the Marks in its advertising or promotional materials, except that Diamond may continue to use any of its advertising or promotional materials that are in “hard copy” format, i.e. printed materials and/or materials in compact disc or DVD format until its stock of such materials has been depleted.

8)
Exchange of Information. To the extent allowed by law, Diamond and Quorum agree to provide each other with the information that may reasonably be requested for the promotion and proper functioning of the dual exchange relationship created hereunder, including as necessary:

a) Information on individual Diamond Owners and Members or Quorum Members who request or utilize the products provided except as limited by applicable laws.

9) Term and Termination. This Agreement shall commence upon execution of the Agreement by both parties hereto and shall terminate upon any of the following occurrences:

a)	The term of this agreement shall be for 2 years; however, either party may terminate this agreement at any time for any reason with sixty (60) days written notice to the other party.

b)
If a general assignment for the benefit of creditors has been made of substantially all the assets of any party to this Agreement, the other party may immediately terminate this Agreement upon written notice.

c)
Upon the insolvency or declaration of bankruptcy of any party so long as the persons operating the insolvent or bankrupt estate continue to provide the services and perform as contemplated in this Agreement and cure any defaults that may have occurred prior to such insolvency or filing of a bankruptcy petition in the same manner as contemplated for other defaults in the following paragraph.

d)
In the event of a material breach by the other party of any of the terms, conditions, covenants, representations or warranties contained in this Agreement and the failure of the defaulting party to cure such default to the reasonable satisfaction of the non-defaulting party within thirty (30) days following the date of the receipt of non-defaulting party’s written default notice. The right to terminate this Agreement shall in no way impair or limit a party’s right to seek any other legal or equitable remedy (including specific performance or injunctive relief) in connection with a breach hereof, it being understood by the parties that monetary damages may not or cannot adequately compensate for such a breach and, therefore, the parties agree that the non-defaulting party shall be entitled to specific performance or injunctive relief, as appropriate, in the event of a breach or threatened breach of any of the provisions of this Agreement, in addition to any other appropriate legal or equitable remedies.

10) Rights and Obligations Upon Termination. Upon termination of this Agreement, the parties hereto shall:

a)	Discontinue promotion of the other party’s products to its members and owners;

b)	Terminate their respective use of the Diamond Marks or the Quorum Marks and the use of any advertising or promotional materials containing the marks of the other (other than as set forth above); and

c)	Honor all products confirmed prior to the effective termination date.

The requirements set forth in Sections 6, 7, 10 and 22 shall survive the termination of this Agreement.

11) Assignment. This Agreement is not assignable by either party hereto without the written consent of the other.

12)
Entire Agreement and Modifications. This Agreement constitutes the entire understanding and agreement among the parties. All prior or contemporaneous agreements, understandings, representations and statements, both oral and written, are merged into this Agreement. This Agreement may be modified only by a written instrument executed by all of the parties hereto with the same formality with which this Agreement has been executed.

13)
Construction. The parties acknowledge that each has played an equal part in the negotiation and drafting of this Agreement, and in the event any ambiguities should be realized or occur in the construction or interpretation of this Agreement, the result of those ambiguities shall be equally assumed and realized by each of the parties to this Agreement. The section headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. All references in this Agreement to particular sections are references to sections of this Agreement.

14)	Gender. Whenever the context permits, the singular shall include plural, the plural shall include the singular and one gender shall include all genders.

15)
Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

17) No Joint Venture. The parties confirm their intention that this Agreement shall not establish a joint venture or partnership.

18) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

19)
Notices. Any notice to be given or served upon any party hereto in connection with this Agreement must be in writing and may be given by certified mail, facsimile transmission, hand delivery, or overnight delivery service, and shall be deemed to be given when delivered to and received by the party to whom it is addressed. Such notices shall be given to the parties as follows:

Notice to Diamond:    Diamond Resorts Centralized Services
Attention: Elizabeth Brennan, General Counsel
10600 West Charleston Blvd
Las Vegas, Nevada

With a copy to Brian Garavuso
Same address

Notice to Quorum:    Quorum Federal Credit Union
Attention: Kim Schade
2 Manhattanville Road, Suite 401                     Purchase, NY 10577

With a copy to Bruno Sementilli
Same address

20) Legal Authority and Binding Obligation. The parties to this Agreement respectively represent and warrant to each other that this Agreement has been duly and validly executed and delivered by such party and constitutes the legal, binding, valid and enforceable agreement of such party.

21)
Waiver. The failure of either party to exercise any right or to insist upon strict compliance with the terms of this Agreement shall not constitute a waiver of that party’s right to demand absolute compliance with the terms hereof. Waiver by a party of any particular default by the other shall not affect or impair the rights with respect to any subsequent defaults of the same or of a different kind; nor shall any delay or omission by a party to exercise any rights arising from any default affect or impair its right as to such default or any future default. Further, no custom or course of dealings of the parties at variance with the terms hereof shall constitute a waiver of that party’s right to demand future compliance.

22) Confidentiality of Owner Information. Each party acknowledges to the other party that it does not have and shall not claim any right, title or interest in or to any information, including but not limited to name, address, telephone number, email address, vacation history or preferences or other information concerning Diamond Owners, Members and Employees or Quorum Members if said information is obtained from the other party (“Owner Information”) and that the Owner Information is the valuable, proprietary and confidential information of the other party until or unless such owners or members establish a relationship. Each party agrees that such information will be used by said party only for the purpose of fulfillment of exchange activity under this Agreement in ordinary course of business. Each party agrees specifically that neither it nor any of its related companies will distribute or give access to such information to any third party, except as consented to by the other party, in advance in writing, or except as required by law, in which case it shall provide the other party advance notice in order that it may prevent such disclosure. Each party hereby represents and warrants that it can and will isolate the Owner Information for owners or members of the other party and will keep it protected to the same degree that the party protects its own confidential information, and shall return it to the other party upon demand. Each party further agrees to return all such Owner Information to the other party promptly following termination of this Agreement. If return of certain Owner Information is impractical, the party shall destroy the Owner Information or permanently delete same from its data processing equipment, and shall certify such destruction and deletion in an officer’s certificate to the other party that is acceptable to the other party. Each party also agrees to promptly advise the other party in writing if it should learn of any unauthorized use or disclosure of the Owner Information. Notwithstanding anything to the contrary in this Agreement, neither party shall (i) after termination of this Agreement, use, exploit or sell or (ii) during the term of this Agreement, sell any Owner Information of the other party, including without limitation, the name, physical address, email address, and telephone number without the prior written consent of the other party

The parties shall comply with the terms of the Gramm-Leach-Bliley Act as applicable to financial institutions. Quorum will provide privacy notices to its Members and Diamond will provide privacy notices to those customers who have taken out a loan with Diamond. In the event there is an unauthorized disclosure involving Quorum Members either through Quorum or Diamond, the party with knowledge shall immediately notify the other so that timely remedial action can be taken.

However, nothing in this paragraph 22 is meant to supersede or replace Diamond’s or Quorum’s obligations pursuant to the Mutual Non-Disclosure And Non-Circumvention Agreement between Diamond Resorts Corporation and Quorum dated November 6, 2009.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officer or agent to be effective on the 30th day of April, 2010.

DIAMOND:		Dated this 30th day of April, 2010
Diamond Resorts Centralized Services Company

By:	/s/ David F. Palmer
Name:	David F. Palmer
Title:	Executive Vice President

QUORUM:		Dated this 30th day of April, 2010
Quorum Federal Credit Union
By:	/s/ K. P. Schade
Name:	Kimberly P. Schade
Title:	VP, Marketing & Business Development

Exhibit A

Diamond will use its best efforts to market to members, owners, employees via the following Diamond marketing channels and subject to modifications in Diamond’s communication plan, from time to time, at the related frequency specified.

Marketing Channel	Frequency of Communication	Minimum Inclusion of Quorum
Loan and Billing leaflets	Monthly	1 insertion per quarter
Banner ads on e-newsletters	Quarterly	1 ad per quarter
Adv. space in magazine	Twice (2) a year	Full page space in both (2) issues
Email blast	TBD	6 ads
Direct mail	N/A	4 pieces
Direct emails (Quorum content only)	N/A	6 per year